Mitchel J. Laskey Appointed Chairman of IZEA Board
Industry veteran to chair audit committee; Director Ed Sim departs Board

Orlando, Fla. (January 2, 2012) - IZEA, Inc. (IZEA: OTCQB), the pioneer of Social Media Sponsorship, appointed Mitchel J. Laskey to the Company's Board of Directors. Mr. Laskey has been elected to serve as Chairman, replacing Founder and Chief Executive Officer Edward (“Ted”) Murphy, who will remain on the Board as a Director and continue serving as Chief Executive of the Company.

For over 30 years, Mr. Laskey has held executive leadership positions for public and private companies in a variety of industries, including healthcare, electronics manufacturing, physical security, and transportation. A graduate of the University of South Florida (B.A., Accounting and Marketing), Mr. Laskey is also a Certified Public Accountant who has served on the boards of numerous nonprofit, private, and public companies, including CNL Bank, (a Florida community bank with $1.4 billion in assets) and Dynamic Healthcare Technologies, Inc. (DHTI: NASDAQ).

"This is an exciting time to be at IZEA, and I appreciate the confidence expressed in me by the Board of Directors," Mr. Laskey stated. "So much has already been accomplished by this Board under the leadership of Ted Murphy and his team, but still there remains significant opportunity to improve and grow the business profitably and create value for all stakeholders.''
With his appointment, Mr. Laskey becomes the third independent Director of IZEA, joining Brian W. Brady and Dan Rua. As part of his responsibilities on the Board, Mr. Laskey will also serve as chairman of IZEA's audit committee and will provide strategic advisory leadership.

IZEA Director Ed Sim, who served on the Board since June 2011, is exiting, effective immediately, to avoid any potential conflict of interest while managing venture capital funds at BOLDstart Ventures.

"On behalf of the Board and the entire IZEA family, we look forward to Mitchel's contributions as the new lead independent director. I believe Mitchel can add significant value to our growth initiatives and assist us in advancing our business," said Ted Murphy, Founder & CEO of IZEA.

About IZEA
IZEA, Inc. is the pioneer of social media sponsorship, operating multiple online marketplaces including Staree, Sponsored Tweets and SocialSpark. IZEA connects advertisers with social media influencers, helping them monetize their social media presence. The company has completed over three million social media sponsorships for customers ranging from small local businesses to Fortune 50 organizations. For more information about IZEA, visit www.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social media sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://izea.com/safe-harbor-statement

Investor Relations Contact
Jon Cunningham
RedChip Companies, Inc.
Tel: +1-800-733-2447, ext. 107
info@redchip.com
http://www.redchip.com

# # #